U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported):February 17, 2006


                        DRAGON INTERNATIONAL GROUP CORP.
                        --------------------------------
        (Exact name of small business issuer as specified in its charter)


     Nevada                       0-23485                       98-0177646
     ------                       -------                       ----------
State or other               Commission File Number        (IRS Employer ID No.)
jurisdiction of
incorporation)

                                     Bldg 14
                    Suite A09, International Trading Center,
                                 29 Dongdu Road
                              Ningbo, China 315000
                    (Address of principal executive offices)


                                 86-574-56169308
                           (Issuer's Telephone Number)


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Item 3.02 Unregistered Sales of Equity Securities.

In January 2006, we made an offer to all of the holders of our outstanding Units wherein we offered the holders of the Units an opportunity to convert the outstanding principal and interest owed pursuant to the Debentures into shares of our Common Stock at a conversion price of $.09 per share. This offer also provided for the reduction of the exercise price on the Warrants included in the Units issued in the July Offering from $.30 to $.15 per Warrant. As further inducement, if the holder agreed to convert, we also agreed to issue additional common stock purchase warrants equal to the number of warrants held by each Unit holder that are also exercisable at $.15 per warrant for a period of three (3) years. As of the date of this report, all of the Unit holders have accepted our offer, except for two holders who assigned portions of their Debentures to third parties, who subsequently converted. These holders kept the Warrants issued as part of their original Units. As a result, we issued an aggregate of 18,478,565 shares of our Common Stock and 5,642,300 common stock purchase warrants, pro rata to the number of Units held by each holder that elected to convert. We also reduced the exercise price on the 3,704,800 Warrants held by the converting holders to $.15 per share, while maintaining the exercise price on 150,000 Warrants for those holders who elected not to convert at $.30 per share. Furthermore we reduced the exercise price on the 1,787,500 Warrants received as consideration for the March Offering from $.40 to $.15 per share.


We relied upon the exemption from registration provided by Section 4/2 and Regulation D promulgated under the Securities Act of 1933, as amended, to issue these securities.



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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        DRAGON INTERNATIONAL GROUP CORP.
                                                     (Registrant)
Dated: February 17, 2006


                           By:      /s/ David Wu
                                   --------------------------------------------
                                        David Wu, Chief Executive Officer and
                                        President